UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 7, 2012

WMI LIQUIDATING TRUST
(Exact name of registrant as specified in its charter)

Commission File Number:  1-14667

WASHINGTON	45-6794330
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1201 THIRD AVENUE, SUITE 3000
SEATTLE, WASHINGTON 98101
(Address of principal executive offices, including zip code)

(206) 432-8887
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events

On June 7, 2012, WMI Liquidating Trust (the “Trust”) issued a press release announcing that it will make an interim distribution (the “Distribution”) of approximately $458 million to certain beneficiaries of the Trust in accordance with the terms of the Seventh Amended Joint Plan of Affiliated Debtors under Chapter 11 of the United States Bankruptcy Code (as modified, the “Plan”).  The press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.  The Distribution will be initiated by the Trust on June 8, 2012, and will be allocated in accordance with the distribution priorities set forth in Exhibit H of the Plan to claimants in “Tranche 2” as follows: $90 million to holders of Allowed Senior Notes Claims; $346 million to holders of Allowed Senior Subordinated Notes Claims; and $22 million to holders of Allowed General Unsecured Claims.  After the Distribution, holders of Allowed Claims in Class 12 will have received distributions in respect of 100% of their pre-petition claims.  As a result, and in accordance with the Plan, any future distributions by the Trust will include amounts in respect of accrued and unpaid post-petition interest.

The effect of the Distribution will be reflected on the next Quarterly Summary Report filed by the Trust with the United States Bankruptcy Court for the District of Delaware for the period ending on June 30, 2012 (which is expected to be filed on or about July 31, 2012) (the “QSR”).  The QSR will also be filed with the Securities and Exchange Commission under cover of a Current Report on Form 8-K.

As previously disclosed in the Current Report on Form 8-K that was filed by the Trust with the Securities and Exchange Commission on May 22, 2012, the Distribution is possible primarily as a result of a recent order of the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) permitting the release of a $406 million claim reserve that had been established in conjunction with a proof of claim filed by the Policeman’s Annuity and Benefit Fund of the City of Chicago, the Boilermakers National Annuity Trust and Doral Bank Puerto Rico.  Pursuant to this order and an order of the United States District Court for the District of Delaware, such reserve was ordered released and to be made available to creditors.  Additionally, the Bankruptcy Court has recently sustained objections in favor of the estate of Washington Mutual, Inc. in relation to claims filed by other claimants such as certain former employees of Washington Mutual Bank.  These favorable rulings will enable the Trust to release additional cash held on account of such previously disputed claims in an amount of approximately $52 million, thereby bringing the total amount of the Distribution to $458 million.

Cautionary Statement Regarding Forward-Looking Statements

This Current Report on Form 8-K (including the exhibit hereto) may contain certain estimates, statements of belief or judgment and assumptions that may be deemed to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and/or the “Bespeaks Caution” doctrine applied by the courts under the antifraud provisions of the federal securities laws.  Such forward-looking statements are based on current plans, expectations, estimates, beliefs and judgments about the value of the assets of the Trust.  Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” or variations of such words and similar expressions are intended to identify such forward-looking statements.  These statements are not guarantees of future payments to holders of beneficial interests in the Trust (“Liquidating Trust Interests”) and are subject to risks and uncertainties that are difficult to predict.  These risks include, among other factors: (i) the Trust’s ability to obtain the approval of the Bankruptcy Court with respect to motions in the chapter 11 proceedings of WMI and WMI Investment Corp. (together with WMI, the “Debtors”) prosecuted by the Trust from time to time; (ii) the Trust’s ability to realize the expected value of the Trust’s assets (including the timing and amount thereof); (iii) the Trust’s ability to resolve disputed claims in its favor; (iv) where the Trust is successful in resolving disputed claims in its favor, there could be significant delay before any recovery is obtained with respect to such claims or any distribution can be made to the holders of Liquidating Trust Interests; (v) risks associated with any litigation and other claims that might be brought against the Debtors, or by or against the Trust, in the future during the anticipated initial three year term of the Trust (which term may be extended for up to an additional three years, subject to certain limited exceptions, with the approval of the

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Bankruptcy Court); (vi) the existence of different classes of Liquidating Trust Interests and the different distribution priorities of each class could give rise to occasions when the interests of the holders of different classes of Liquidating Trust Interests could diverge, conflict or appear to diverge or conflict; for example, operational and/or financial decisions by the trustee of the Liquidating Trust regarding the litigation or settlement of certain disputed claims could favor one class of holders of Liquidating Trust Interests over another, adversely affecting the distribution to that particular class of Liquidating Trust Interests; and (vii) there is no liquidity for the Liquidating Trust Interests, which are non-certificated and non-transferable, other than by will, intestate succession or operation of law.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
EX-99.1	Press Release dated June 7, 2012

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Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WMI LIQUIDATING TRUST

Date: June 8, 2012	By:	/s/ Charles E. Smith
Charles E. Smith
General Counsel, WMI Liquidating Trust on behalf of Washington Mutual, Inc. and WMI Investment Corp.

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